EXHIBIT 23.1

To the Board of Directors and Stockholders of

Med-X, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Med-X, Inc. on Form S-1 of our report dated April 28, 2021 (February 10, 2022, as to the effects of the errors discussed in Note 16 to the consolidated financial statements) with respect to our audit of the financial statements of Med-X, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to Med-X, Inc.’s ability to continue as a going concern) as of December  31, 2020 and 2019, and for the years then ended, which appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLP

Prager Metis CPAs, LLP
El Segundo, CA
February 10, 2022